GREAT AMERICAN FINANCIAL RESOURCES, INC.

EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements and related prospectuses of Great American Financial Resources, Inc. of our report dated February 19, 2003 with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

Form	Registration Number	Description

S-8	33-55189	Employee Stock Purchase Plan

S-3	33-57259	Agent Stock Purchase Plan

S-8	333-17383	Deferred Compensation Plan

S-8	333-13777	Directors' Compensation Plan

S-3	333-68303	Bonus Plan

S-3	333-51535	Agent Stock Option Plan

S-8	333-43425	Stock Option Plan

Ernst & Young LLP

Cincinnati, Ohio

March 27, 2003